                                                Exhibit 10.23




                                  January 22, 1996




Mr. Stephen M. Wolf
Chairman and Chief Executive Officer
USAir, Inc.
2345 Crystal Drive
Arlington, Virginia 22227

Dear Steve:

      This letter, when countersigned by you, will constitute an agreement between you and USAir, Inc. ("USAir") concerning supplemental retirement benefits to be paid to you upon your retirement from USAir. This agreement has been approved by the Board of Directors at its meeting on January 16, 1996. USAir hereby agrees with you as follows:

      1. In consideration for your future services between the date of this letter and the time of your retirement, USAir will pay to you a supplemental pension benefit which is the difference of subparagraph (a) minus subparagraph (b), where (a) and (b) are:

      (a) the pension benefit calculated under the benefit formula set forth in the Retirement Plan for Certain Employees of USAir, Inc. (the "Retirement Plan") assuming (i) that the Retirement Plan had not been frozen in 1991, (ii) final average earnings under the Retirement Plan in the amount of $1 million, (iii) no amendments to the Retirement Plan after the date hereof, and (iv) credited service under the Retirement Plan using "deemed credited service" determined under the following schedule:

           Retirement Date              Deemed Credited Service
      ------------------------      -----------------------------
     01/22/96 through 01/21/97 7.5 years of credited service 01/22/97 through 01/21/98 15 years of credited service 01/22/98 through 01/21/99 22.5 years of credited service
     01/22/99 or later             30 years of credited service

      (b) all pension benefits payable to you in the aggregate under any defined contribution pension plan maintained by USAir for the purpose of providing retirement income, whether tax-qualified or non-tax-qualified (the "Defined Contribution Pension Plans").



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
Mr. Stephen M. Wolf
January 22, 1996


      2. For purposes of calculating the supplemental benefits under paragraph 1 above, the following rules will be applied:

      (a) In determining the amount of the pension benefit calculated under the benefit formula set forth in the Retirement Plan it shall be assumed that the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, are not applicable.

      (b) In determining the amount of the pension benefit payable in the aggregate under the Defined Contribution Pension Plans, the benefit shall only be included to the extent that it is attributable to contributions made by USAir (including earnings attributable to such contributions) and any portion of the benefit payable under such Defined Contribution Pension Plans attributable to your own contributions (including earnings attributable to such contributions) shall be excluded.

      (c) In determining the amount of the pension benefit payable under the Defined Contribution Pension Plans, any benefit payable in the form of a lump sum, shall be converted to an annuity for purposes of calculating the benefit to be offset by subparagraph 1(b).

      (d) In determining the amount of your supplemental benefit hereunder, the reduction factors, actuarial assumptions, definitions, administrative provisions and other applicable provisions of the Retirement Plan will control.

      3. The amount of supplemental pension benefit calculated pursuant to paragraph 1 will be payable in the event of your normal retirement from USAir at age 65. You may elect to receive early retirement benefits under this agreement at any time after termination of your employment with USAir and upon your attainment of age 55. In the event of your early retirement from USAir, the supplemental pension benefit calculated pursuant to paragraph 1 will be reduced for early commencement in accordance with the early retirement reduction factors set forth in the Retirement Plan.

      4. You may elect to receive your supplemental pension benefits (determined in accordance with paragraphs 1 and 6 hereof) in one of the following payment forms:

      (a) an annuity (single life or joint and survivor) payable from the general assets of USAir;

      (b)  a single lump sum payment;

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
Mr. Stephen M. Wolf
January 22, 1996


      (c)  periodic installment payments; or

      (d) an annuity (single life or joint and survivor) purchased by USAir from an annuity provider and assigned to you.

      In the event that you select an option other than option (a), the cost of providing such optional payment form must be cost-neutral to USAir to providing payment option (a). Specifically, USAir will base the calculation of any optional payment form on the basis of a purchase price equivalent to the present value of the promised annual benefit based on the Moody's AA corporate bond interest rate, which may result in an annuity payment which is less than the annual benefit calculated under the formula.

      5. In the event of your death prior to the payment of your supplemental pension benefit, your surviving spouse will be entitled to a benefit hereunder equal to 50 percent of the benefit which would have been payable had you retired and commenced benefits on the day before your death. In the event of your death prior to the payment of your supplemental pension benefit and there is no surviving spouse, USAir will have no payment obligation under this agreement. In the event of your death after the commencement of benefits hereunder, a death benefit will be payable only if applicable pursuant to the optional payment form elected under paragraph 4.

      6. Notwithstanding anything in this agreement to the contrary, your supplemental pension benefit will immediately vest and you will be entitled to a benefit under paragraph 1 assuming 30 years of deemed credited service: (a) if USAir terminates your employment other than for "cause," (b) you resign for "good reason," or (c) in the event of a "change-of-control." For purposes of this paragraph the terms "cause," "good reason" and "change-of-control" shall have the definitions set forth in the employment agreement between you and USAir dated January 22, 1996.

      7. Prior to the termination of your employment, your benefits hereunder shall be accrued, but unfunded and unsecured.

      8. This letter may be amended or supplemented at the request of either party hereto to clarify its application with respect to any future pension plan which USAir may adopt replacing or supplementing its existing plans. Any such amendment or supplement will be prepared on the basis of the intent of the parties that USAir is seeking to provide you with supplemental pension benefits as determined in paragraph 1 above.


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
Mr. Stephen M. Wolf
January 22, 1996




      If you concur in the foregoing, please indicate your agreement by signing a copy of this letter in the space provided below.


                                   USAIR, INC.

                                   /s/Michelle V. Bryan
                                   ______________________________
                                   Michelle V. Bryan
                                   Vice President, Deputy General
                                      Counsel and Secretary

Agreed:

/s/Stephen M. Wolf
_____________________________